Exhibit 99.1

CONSUMER PORTFOLIO SERVICES ANNOUNCES THIRD QUARTER 2026 RESULTS

Diluted EPS up 50%; Net Income Increases 43%; Quarterly Loan Originations Grow by 109%; Total Portfolio Exceeds $4.7 Billion- Highest in Company History

LAS VEGAS, NV — October 22, 2026 — GlobeNewswire — Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”), an independent specialty finance company, today announced financial results for the third quarter and nine months ended September 30, 2026.

THIRD QUARTER 2026 FINANCIAL AND OPERATIONAL HIGHLIGHTS

▪	Diluted Earnings Per Share Increase: 50% increase to $0.30 per share, over Q3 2025.

▪	Net Income Expansion: Net Income of $7.0 million, up 43% from Q3 2025.

▪	Accelerating Revenue: Total Revenue of $131.9 million, an increase of 22% over Q3 2025.

▪	Triple-Digit Loan Origination Growth: New loan origination volume increased 109% year-over- year to $815 million of automobile contracts purchased in Q3 2026.

▪	Record Portfolio Size: Total owned portfolio reached a record $4.71 billion as of Q3 2026, up 25% from Q3 2025.

▪	Delinquency Contraction: Total delinquencies as of Q3 2026 finished at 12.29%, a decrease from 13.96% as of Q3 2025.

▪	Strengthening Collateral Recovery Rates: Net recovery rates at auctions rose to 32% as of Q3 2026, up from 29% as of Q3 2025.

Chief Executive Officer Commentary

“Our accelerating origination volume is demonstrating strong operating leverage in our business, as increases to net income are outpacing revenue and driving solid financial results, “said Charles E. Bradley, Chief Executive Officer. “Both the broadening of our dealership network and the deepening of relationships with existing dealers allows us to accelerate origination volume and capture market share, while remaining selective on the contracts we purchase.”

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THIRD QUARTER 2026 RESULTS

Revenue- Total revenue for the third quarter of 2026 was $131.9 million, an increase of $23.5 million, or 21.7%, compared to $108.4 million for the third quarter of 2025. Total revenue for the nine months ended September 30, 2026, was $365.6 million, an increase of approximately $40.5 million, or 12.5% compared to $325.1 million for the nine months ended September 30, 2025. Interest income, for both the third quarter and first nine months of 2026, was the largest driver of the increase in total revenue. The increase in interest income over the prior year periods is due to the growth in the loan portfolio from accelerating loan origination volume across an expanding dealer network.

Expenses- Total operating expenses for the third quarter of 2026 were $121.8 million compared to $101.4 million for the third quarter of 2025. Total operating expenses for the nine months ended September 30, 2026, were $338.5 million, compared to $304.3 million for the nine months ended September 30, 2025. The increase in expense for both the third quarter and first nine months of 2026 is largely due to interest expense in conjunction with the increase in loan origination volumes. Interest expense comprised approximately 58% of total operating expenses for both the third quarter and first nine months of 2026 and 2025, demonstrating discipline in the cost structure of our borrowings as the portfolio grows.

Pretax Income- Pretax income for the third quarter of 2026 increased 44.3%, or $3.1 million to $10.1 million, compared to $7.0 million for the third quarter of 2025. Pretax income for the nine months ended September 30, 2026, increased 30.3%, or $6.3 million to $27.1 million, compared to $20.8 million for the nine months ended September 30, 2025.

Net Income- Net income for the third quarter of 2026 increased 43.3%, or $2.1 million to $7.0 million, compared to $4.9 million for the third quarter of 2025. Net income for the nine months ended September 30, 2026, increased 30.8%, or $4.4 million to $18.7 million, compared to $14.3 million for the nine months ended September 30, 2025. The increase to net income in both the third quarter and first nine months of 2026 is attributable to the increases in loan origination volume. The increases in net income outpacing the increases in revenue demonstrates strong operating leverage across the Company.

Diluted Earnings Per Share (EPS)- Diluted earnings per share for the third quarter of 2026 increased 50.0%, or $0.10 per share to $0.30 per share, compared to $0.20 per share for the third quarter of 2025. Diluted earnings per share for the nine months ended September 30, 2026, increased 35.6%, or $0.21 per share to $0.80 per share, compared to $0.59 per share for the nine months ended September 30, 2025. Growth in diluted earnings per share was driven by higher net income alongside a lower diluted share count during the period.

THIRD QUARTER 2026 OPERATIONAL OVERVIEW

During the third quarter and first nine months of 2026, the Company grew the portfolio to record levels and demonstrated positive credit performance across delinquencies, charge-offs, and auction recovery rates.

Loan Origination Volume (Contract Purchases)- Contract purchases for the third quarter of 2026 increased 108.5%, or $424.2 million to $815.3 million, compared to $391.1 million for the third quarter of 2025. Contract purchases for the nine months ended September 30, 2026, increased 65.2%, or $831.0 million to $2.106 billion, compared to $1.275 billion for the nine months ended September 30, 2025. The accelerating volume across both periods was driven by expanding our dealership base through strategic additions to our sales force, as well as enhancements that increased the speed and efficiency of contract underwriting and funding.

Loan Portfolio- The loan portfolio at the end of the third quarter of 2026 totaled $4.711 billion, an increase of 25.3% from $3.760 billion at the end of the third quarter of 2025. This represents 21 consecutive quarters of growth in the loan portfolio.

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Delinquencies- Total delinquencies (including repossession inventory) at the end of the third quarter decreased to 12.29%, compared to 13.96% in the prior year period.

Annualized Net Charge-offs- Annualized net charge-offs as a percent of the average portfolio in the third quarter decreased to 7.26%, compared to 8.01% in the prior year period.

Recovery Rates- Net recovery rates on repossessed collateral sold at wholesale auction increased to 32.0% in the third quarter, compared to 28.7% in the prior year period.

	Three months ended			Nine months ended (1)
	Q3 2026	Q3 2025	Variance (%/bps)	Q3 2026	Q3 2025	Variance (%/bps)
Operational Metric ($m)
Contracts Purchased	$815.3	$391.1	108.5%	$2,106.2	$1,275.3	65.2%
Contracts Securitized	$734.5	$433.5	69.4%	$1,613.3	$1,335.3	20.8%
Total portfolio balance (2)	$4,711.0	$3,760.3	25.3%
Average portfolio balance (2)	$4,576.3	$3,745.3	22.2%	$4,205.3	$3,667.0	14.7%
Credit Metric (2)
31+ Day Delinquency	10.20%	11.12%	(92)
Repossession Inventory	2.09%	2.84%	(75)
Total Delinquencies and Repo. Inventory (1)	12.29%	13.96%	(167)

Annualized Net Charge-offs	7.26%	8.01%	(75)	7.66%	7.67%	(1)
Recovery rates (3)	32.0%	28.7%	328	32.1%	28.9%	315

(1)	Total portfolio and delinquency figures are as of figures and the same for the three and nine month periods.
(2)	Figure(s) excludes third party portfolios.
(3)	Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.

Capital Markets

In the third quarter, the Company renewed one of its warehouse lines of credit and increased the capacity to $508 million from $335 million. This expanded the capacity of the line by approximately 52% and gives the Company additional credit capacity to fund the accelerating volume of loan originations. The 3rd asset backed securitization (ABS) of 2026 also closed during the third quarter, which primarily included loan originations from the second quarter of 2026. The was the Company’s 110th securitization and the largest deal in the Company’s 35-year history.

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Investor Resources, Webcast & Conference Call Details

The Company will host a conference call and live audio webcast to discuss its third quarter 2026 operating results on Monday, October 26, 2026, at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time).

▪	Live Webcast & Presentation Deck: Investors can access the simultaneous live audio webcast and download the Q3 2026 Investor Presentation Slide Deck by visiting the Investor Relations section of the Company's website at https://ir.consumerportfolio.com.

▪	Conference Call Pre-Registration: Participants are encouraged to pre-register for the conference call using the following link: https://register-conf.media-server.com/register/BI87f6cd84ada240bc85917c79cf055d45. Registered participants will receive dial-in credentials and a unique PIN for immediate access.

▪	Webcast Audio Replay: An archived audio replay will be available beginning two hours after the conclusion of the call and will remain accessible for 12 months at https://ir.consumerportfolio.com/investor-relations.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-Looking Statements & Safe Harbor Disclosures

Forward-looking statements in this news release include statements regarding the Company’s expected loan origination volume and growth, the expansion of its dealership network and market share, operating leverage and expense efficiency, the adequacy of funding capacity, and future credit performance. The Company's allowances for credit losses, fair value estimates, provision for credit losses, and related figures are also forward-looking statements because they depend on estimates of future losses. Actual results may differ due to various factors including: increased delinquencies, repossessions, and losses; incorrect prepayment speed or discount rate assumptions; competition or the loss of dealer relationships or qualified personnel; reduced availability or increased cost of warehouse and securitization funding, including due to interest rate or capital market conditions; increases in consumer bankruptcy filings; changes in government regulations affecting consumer credit; declines in used vehicle prices; and economic conditions in geographic areas in the Company's principal markets. Any or all such factors also may affect the Company’s future financial results, as to which there can be no assurance. Results of the most recent quarter and the trends described in this release are not necessarily indicative of future results. Additional risks are described in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update any forward-looking statement, except as required by law.

Investor Relations and Executive Contact

Consumer Portfolio Services, Inc.

Danny Bharwani, Chief Financial Officer

Telephone: 949-753-6811

Investor Relations Portal: https://ir.consumerportfolio.com
Corporate Headquarters: 3800 Howard Hughes Pkwy, Suite 1400, Las Vegas, NV 89169

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2026	2025
Assets:
Cash and cash equivalents	$5,147	$6,322
Restricted cash and equivalents	174,964	165,885
Finance receivables measured at fair value	4,624,585	3,655,855
Other assets	27,275	30,131
	$4,831,971	$3,858,193

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$93,591	$65,244
Warehouse lines of credit	735,840	324,871
Residual interest financing	190,665	142,982
Securitization trust debt	3,458,537	2,986,574
Subordinated renewable notes	28,850	28,986
	4,507,483	3,548,657

Shareholders' equity	324,488	309,536
	$4,831,971	$3,858,193

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Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues:
Interest income	$129,082	$107,166	$355,915	$314,462
Mark to finance receivables measured at fair value	–	–	–	6,500
Other income	2,828	1,255	9,718	4,098
	131,910	108,421	365,633	325,060
Expenses:
Employee costs	24,862	22,465	71,326	71,860
General and administrative	15,567	12,709	43,148	37,675
Interest	70,519	59,098	194,833	172,720
Other expenses	10,884	7,117	29,185	22,019
Total Operating Expenses	121,832	101,389	338,492	304,274
Income before income taxes	10,078	7,032	27,141	20,786
Income tax expense	3,125	2,179	8,415	6,442
Net income	$6,953	$4,853	$18,726	$14,344

Earnings per share:
Basic	$0.32	$0.22	$0.86	$0.66
Diluted	$0.30	$0.20	$0.80	$0.59
Number of shares used in computing earnings per share:

Basic	21,846	22,209	21,752	21,852
Diluted	23,320	24,046	23,447	24,187

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Consumer Portfolio Services, Inc. and Subsidiaries

Results of Operations as a Percentage of Average Owned Portfolio

($ In millions)

(Unaudited)

	Three months ended				Nine months ended
	September 30,				September 30,
	2026		2025		2026		2025
	$(1)	$(2)	$(1)	$(2)	$(1)	%(2)	$(1)	%(2)
Interest income	$129.08	11.3%	$107.17	11.4%	$355.92	11.3%	$314.46	11.4%
Interest expense	(70.52)	-6.2%	(59.10)	-6.3%	(194.83)	-6.2%	(172.72)	-6.3%
Net interest margin	58.56	5.1%	48.07	5.1%	161.08	5.1%	141.74	5.2%
Mark to finance receivables measured at fair value	–	0.0%	–	0.0%	–	0.0%	6.50	0.2%
Other income	2.83	0.2%	1.26	0.1%	9.72	0.3%	4.10	0.1%
Operating expenses (3)	(51.31)	-4.5%	(42.29)	-4.5%	(143.66)	-4.6%	(131.55)	-4.8%
Pre-tax income	$10.08	0.9%	$7.03	0.8%	$27.14	0.9%	$20.79	0.8%

Average Owned Portfolio	$4,576.3		$3,745.3		$4,205.3		$3,667.0

(1)	Numbers may not add due to rounding.
(2)	Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.
(3)	Total pre-tax expenses less interest expense.

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